Exhibit 99.1

April 22, 2010	Analyst Contact: Dan Harrison 918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Declares Quarterly Dividend

    TULSA, Okla. – April 22, 2010 – The board of directors of ONEOK, Inc. (NYSE: OKE) has declared a quarterly dividend of 44 cents per share of common stock, effective for the first quarter 2010, payable May 14, 2010, to shareholders of record at the close of business April 30, 2010.

    The dividend remains unchanged from the previous quarter.

    Since January 2006, the company has increased the dividend eight times, representing a 57 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in the Standard & Poor’s 500 stock index.

For information about ONEOK, Inc., visit the Web site: www.oneok.com. OKE-FD

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